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                                                                  EXHIBIT 12.2

                            PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       PURSUANT TO THE SUPPORT AGREEMENT
                      BETWEEN THE COMPANY AND PACCAR Inc
                            (Thousands of Dollars)

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

                                                          Six Months Ended
                                                              June 30
                                                        1998           1997
                                                      --------      --------
FIXED CHARGES
  Interest expense                                    $ 53,661      $ 49,854
  Facility and equipment rental                            453           359
                                                      --------      --------

TOTAL FIXED CHARGES                                   $ 54,114      $ 50,213
                                                      --------      --------
                                                      --------      --------


EARNINGS
  Income before taxes                                 $ 23,749      $ 25,535
  Depreciation                                           3,508         3,906
                                                      --------      --------

                                                        27,257        29,441
  Fixed charges                                         54,114        50,213
                                                      --------      --------

EARNINGS AS DEFINED                                   $ 81,371      $ 79,654
                                                      --------      --------
                                                      --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                       1.50x         1.59x
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